EXHIBIT 8.1

[Letterhead of Stokes Bartholomew Evans & Petree]

April     , 2003

Board of Directors

HealthMont, Inc.

111 Long Valley Road

Brentwood, Tennessee 37027

Board of Directors

SunLink Health Systems, Inc.

900 Circle 75 Parkway

Suite 1300

Atlanta, Georgia 30339

Re:	Proposed Merger of HealthMont, Inc., a Tennessee corporation (“HealthMont”), with and into HM Acquisition Corp. (“HM Acquisition”), a Delaware corporation and a wholly owned subsidiary of SunLink Health Systems, Inc., an Ohio corporation (“SunLink”)

Ladies and Gentlemen:

We have acted as tax counsel to HealthMont in connection with the proposed merger (the “Merger”) of HealthMont with and into HM Acquisition, with HM Acquisition being the surviving corporation, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 15, 2002, among SunLink, HM Acquisition Corp. and HealthMont (the “Merger Agreement”), as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of March 24, 2003, and as described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on January 29, 2003 (the “Registration Statement”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In rendering our opinion, we have examined such records, documents, certificates and other instruments and made such investigations of fact and law as in our judgment are necessary

Board of Directors of HealthMont, Inc.

April     , 2003

or appropriate to enable us to render the opinion expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing the documents and the conformity to authentic original documents of all documents submitted to us as copies.

This opinion is based upon various statements of fact and assumptions, including the statements of fact and assumptions set forth in the Registration Statement describing the Merger and the business, assets and governing documents of HealthMont and SunLink. Without limiting the generality of the preceding sentence, we have specifically made and relied upon, with your consent, the following facts and assumptions:

(1) The Merger will be consummated in accordance with the Merger Agreement, and none of the material terms and conditions of the Merger Agreement or any related agreements and documents has been or will be waived or modified.

(2) The market value of the SunLink common stock received by each HealthMont shareholder in the Merger will be approximately equal to the fair market value of HealthMont stock surrendered by each shareholder in exchange therefor. No capital stock (or rights to acquire capital stock) of HM Acquisition will be issued in connection with the Merger.

(3) Neither SunLink nor any “related person” with respect to SunLink within the meaning of Treasury Regulation Section 1.368-1(e)(3): (i) has purchased or will purchase from any HealthMont shareholder any HealthMont common stock for consideration other than SunLink common stock; (ii) has furnished cash or other property, directly or indirectly, in connection with the redemption of HealthMont common stock or distributions by HealthMont to HealthMont shareholders in connection with or in contemplation of the Merger; or (iii) except for cash paid in lieu of fractional interests of SunLink common stock pursuant to the Merger, has any plan or intention to purchase, redeem or otherwise reacquire any of SunLink common stock issued in connection with the Merger. The payment of cash in lieu of fractional shares of stock of HealthMont was not separately bargained for consideration and is being made for the purpose of saving SunLink the expense and inconvenience of issuing fractional shares. After consummation of the Merger, HealthMont shareholders will have received stock of SunLink with an aggregate value, as of the date of the Merger, equal to at least fifty percent (50%) of the value of all of the formerly outstanding stock of HealthMont as of the same date.

(4) Pursuant to the Merger, HealthMont will transfer to HM Acquisition at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by HealthMont

Board of Directors of HealthMont, Inc.

April     , 2003

immediately prior to the Merger. For this purpose, the following categories of assets should be considered as assets held by HealthMont immediately prior to the Merger: (i) assets used by HealthMont to pay to HealthMont shareholders who exercise their dissenters’ rights; and (ii) assets used by HealthMont to effect redemptions or other distributions (except for regular, normal dividends) in connection with the plan of reorganization of which the Merger is a part, including without limitation assets distributed to Timothy S. Hill in redemption of 250,000 shares of HealthMont common stock.

(5) The market value of the assets distributed by HealthMont to Timothy S. Hill in redemption of 250,000 shares of HealthMont common stock will be approximately equal to the fair market value of the HealthMont common stock surrendered by Mr. Hill.

(6) SunLink is the owner of all of the outstanding capital stock of HM Acquisition. SunLink has no intention after the Merger to cause HM Acquisition (i) to be liquidated, (ii) to be merged into another corporation or (iii) to make any extraordinary distribution with respect to its stock. Neither SunLink nor HM Acquisition has any plan or intention to sell or otherwise dispose of any of the assets of HealthMont acquired in the Merger, except for dispositions to be made in the ordinary course of business or transfers described in Internal Revenue Code (“Code”) Section 368(a)(2)(C).

(7) The liabilities of HealthMont assumed by HM Acquisition and the liabilities to which the transferred assets of HealthMont are subject were incurred by HealthMont in the ordinary course of business.

(8) Following the transaction, HM Acquisition will continue the historic business of HealthMont and will use in such business a significant portion of HealthMont’s historic business assets.

(9) There is no intercorporate indebtedness between SunLink and HealthMont or between HM Acquisition and HealthMont that was issued or acquired or that will be settled at a discount.

(10) No two parties to the transaction are investment companies as defined in Code Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

(11) HealthMont is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

(12) The fair market value of the assets of HealthMont transferred to HM

Board of Directors of HealthMont, Inc.

April     , 2003

Acquisition will equal or exceed the sum of the liabilities assumed by HM Acquisition plus the amount of liabilities, if any, to which the transferred assets are subject. The assumption by HM Acquisition of the liabilities of HealthMont pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of HealthMont to HM Acquisition pursuant to the Merger.

(13) SunLink, HM Acquisition and HealthMont will pay their respective expenses, in any, incurred in connection with the Merger. None of SunLink, HM Acquisition and HealthMont will pay any of the expenses of the HealthMont’s shareholders incurred in connection with the Merger.

We have also been furnished, and with your consent have relied upon, representations as to certain factual matters made by HealthMont through a certificate of an officer of HealthMont. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under Code Section 368(a), and SunLink, HM Acquisition and HealthMont will each be a party to the reorganization within the meaning of Code Section 368(b).

Our opinions are based on current law. You should note that future legislative changes, administrative pronouncements and judicial decisions could materially alter the conclusions reached herein. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or the courts. This opinion may not apply to particular shareholders or particular types of shareholders subject to special tax treatment under the federal income tax laws, such as tax exempt organizations, insurance companies, financial institutions, broker-dealers, foreign corporations, and persons who are not citizens of the United States.

This opinion is intended for the use of the addresses hereof, and it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

Very truly yours,

STOKES BARTHOLOMEW EVANS & PETREE, P.A.